Exhibit 10.36

TRANSITION AND SEPARATION AGREEMENT
AND GENERAL RELEASE

THIS TRANSITION AND SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into this 18th day of January, 2019 (the “Effective Date”) by and between Universal Electronics Inc., a Delaware Corporation, with its headquarters located at 15147 N. Scottsdale Road, Suite H300, Scottsdale, Arizona 85254-2494 (the “UEI Headquarters”), on behalf of itself and all of its affiliates (herein singularly and collectively called “UEI”), and Louis S. Hughes, with his principal offices located at the UEI Headquarters, on behalf of himself and all of his heirs, executors, guardians, administrators, successors, and assigns (collectively, “Executive”).

WITNESSETH:

WHEREAS, Executive is currently employed by UEI in the position of Chief Operating Officer; and

WHEREAS, Executive has been on assignment for UEI and residing principally in Hong Kong since September 2017; and

WHEREAS, Executive and UEI have agreed to enter into this Agreement to effectuate Executive’s transition out of UEI on the terms and conditions herein; and

WHEREAS, Executive has indicated his willingness to work in his present capacity through January 31, 2019 and thereafter to work in such other capacity as determined from time to time by UEI’s Chief Executive Officer (the “CEO”) until February 1, 2020 (the “Term End Date”), except as otherwise provided herein; and

WHEREAS, effective on the Term End Date or as otherwise provided herein, Executive’s employment with UEI shall be terminated in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises of the parties to this Agreement, the receipt and sufficiency of which are hereby acknowledged, Executive and UEI agree as follows:

1.EMPLOYMENT.

(a)From the Effective Date until the end of business (Arizona time) on January 31, 2019, Executive will continue to be employed in the position of and shall have the title of Chief Operating Officer, and shall continue to serve UEI as an employee; shall serve UEI faithfully, loyally, diligently, competently, and to the best of his ability; shall devote his full business time, energy and attention to the business of UEI and to the promotion of its interests; and, if and as directed by the CEO, shall begin transitioning his knowledge and responsibilities to other UEI personnel and assisting in the training of such individuals.

(b)Commencing on February 1, 2019 and continuing until the Separation Date (as defined below) (the “Continuation Period”), Executive will continue to be employed in the sole position and title of Strategic Advisor to the CEO. During the Continuation Period, Executive shall continue to be a UEI employee; shall work on a part-time basis as mutually agreed by Executive and the CEO; and shall serve UEI faithfully, loyally, diligently, competently, and to the best of his ability, although it is understood and agreed to by the parties that commencing on February 1, 2019, perform only those functions as so directed by the CEO in writing (which, for avoidance of doubt, may include the transitioning of knowledge and responsibilities to other UEI personnel and the training of such individuals), and (iii) shall, if so directed by the CEO, refrain from entering UEI’s premises and/or communicating with UEI’s employees, officers, directors, customers, vendors, and/or counterparties. For avoidance of doubt, nothing in this Agreement, Executive’s transition to the role of Strategic Advisor to the CEO, or the changes to Executive’s role or responsibilities shall constitute a “Constructive Termination” under any of the Equity Awards or the Plan (each as defined below). For the avoidance of doubt, the parties intend that Executive shall continue to provide bona fide services to UEI at a level above 20% of the average level of bona fide services he performed over the immediately preceding 36-month period and, as such, neither party intends to treat Executive as if he experienced a “separation from service” under Code Section 409A (as defined below).  Executive agrees to keep records showing the amount of services he performs over the Continuation Period.
(c)UEI will pay Executive any accrued but unused vacation no later than the first regularly scheduled pay period following the Separation Date, in accordance with UEI’s standard payroll practices, policies and procedures.

(d)Subject to Executive’s execution (and non-revocation) of this Agreement, his not being terminated for Cause (as defined in the Equity Awards) or resigning prior to Term End Date, and his continued compliance with all of the terms and conditions of this Agreement, and particularly the restrictive covenants contained in Section 13, and the Surviving Agreements (as defined below), UEI will provide Executive with the following:

(i)From the Effective Date through the end of business (Arizona time) on January 31, 2019, Executive will continue to receive pay at the per annum rate of Executive’s current base salary, minus applicable deductions and withholdings, to be paid in accordance with UEI’s standard payroll practices and procedures.

(ii)Commencing on February 1, 2019 and continuing until the end of business (Arizona time) on the Term End Date, Executive shall receive compensation at the per annum rate of Five Hundred Thousand Dollars ($500,000), minus applicable deductions and withholdings, to be paid biweekly in accordance with UEI’s standard payroll practices, policies and procedures.

(iii)Executive shall continue vesting in all Equity Awards, as set forth in Section 4 hereof, in accordance with the terms and conditions of such awards and the Universal Electronics Inc. 2014 Stock Incentive Plan (the “Plan”), with all such Equity Awards fully vesting on the Term End Date except as otherwise provided herein.

(iv)From the Effective Date through January 31, 2019, Executive and his eligible dependents will continue receiving all UEI employee benefits that were in place and provided to him immediately prior to the Effective Date, including without limitation life, health and disability insurances, and participation in UEI’s 401k plan and the 2018 bonus plan ratified and approved by the Board of Directors at its meeting held on February 7-8, 2018, subject in each case to the terms of this Agreement and the applicable plan documents. Executive further acknowledges and agrees that, except for the possible payment of a bonus in accordance with the 2018 bonus plan as referenced in this subsection, he shall not receive any other bonuses, stock options, restricted stock grants or issuances, or other awards, compensation, benefits, or interests that are not explicitly provided for in this Agreement.
(e)As a material term hereunder, Executive agrees that within twenty-one (21) days after the Separation Date, Executive will execute (and then will not timely revoke) the Post-Employment Agreement & Release attached hereto as Exhibit 1 (“Post-Employment Release”) in accordance with its terms.

(f)    Notwithstanding anything contained in this Agreement to the contrary, at any time prior to the Term End Date, (i) Executive may voluntarily resign his employment with UEI, or (ii) UEI may terminate Executive for Cause, in each case subject to the terms and conditions of the Award Agreements. If Executive’s employment is terminated for either of the reasons set forth in this Section 1(f), then (A) Executive shall not be entitled to any additional or continued pay or consideration under this Section 1 of this Agreement after the date of such termination except any earned but unpaid salary set forth is Section 1(d)(ii) through the Separation Date, payment for accrued but unused vacation determined in accordance with UEI’s policies and procedures, and reimbursement for any outstanding business expenses as set forth in Section 7, (B) Sections 1(a)-1(e) of this Agreement shall be null and void and of no further force or effect, and (C) the parties’ remaining obligations under this Agreement shall remain in full force and effect. Employee’s last date of employment, whether at the Term End Date or at such earlier time as provided in this Section 1(f), shall be the “Separation Date.”

2.SEPARATION AS AN EMPLOYEE. Effective on the Separation Date, Executive’s employment with UEI shall be terminated without further action by UEI or Executive. On such date, Executive shall be deemed to have resigned from all offices and positions with UEI.

3.PAYMENTS ON SEPARATION. On or around the Separation Date, UEI will provide Executive with his final compensation payment as set forth in Section 1(d)(ii), minus applicable deductions and withholdings, in accordance with its payroll practices and procedures, payment for any accrued but unused vacation determined in accordance with UEI’s policies and procedures, and payment for any outstanding business expenses as set forth in Section 7. Executive acknowledges and agrees that such payments, along with the other payments and consideration provided herein, represent all compensation, salary, bonuses, commissions, grants, awards, or other payments, benefits, interests, or compensation of any kind to which Executive is or may become entitled.

4.STOCK OPTIONS AND OTHER STOCK AWARDS. Executive agrees that as of the Effective Date, all currently existing and outstanding stock options and other stock awards granted to Executive and/or to which Executive is entitled are as listed below (collectively, the “Equity Awards”). Executive acknowledges, represents, warrants and agrees that (i) this Section 4 accurately lists all stock options and other stock awards granted to Executive which are currently existing and outstanding, and which have not either expired or been fully exercised, (ii) there are no other stock options or other stock awards which have been granted to Executive and which have not either expired or been fully exercised, (iii) except as otherwise set forth herein, Executive has not exercised any of the stock options as listed herein, (iv) no other stock options, stock awards, or any other stock-based compensation have been promised to Executive, and (v) Executive is not entitled to any other stock options, stock awards, or stock-based compensation other than as listed below, nor shall he be entitled to any other stock options, stock awards, or stock-based compensation during the term of this Agreement or thereafter.

(a)Stock Options

Certificate No.	Plan	OPTIONEE NAME	Grant Date	Grant Price	Options Granted	Total Options Outstanding as of the Effective Date	Vested Options Outstanding as of the Effective Date	Expiration Date
4	2014	Hughes, Louis	2/12/2015	$65.5400	10,095	10,095	10,095	2/12/2022
9	2014	Hughes, Louis	1/1/2016	$51.3850	15,965	15,965	14,635	1/1/2023
19	2014	Hughes, Louis	2/8/2017	$62.7000	15,300	15,300	8,925	2/8/2024
24	2014	Hughes, Lou	2/8/2018	$44.9500	21,040	21,040	-	2/8/2025

So long as Executive remains employed through the Term End Date and otherwise satisfies the terms and conditions hereof and of the relevant Equity Awards and Plan document (as modified by subsection 4(c) of this Agreement), Executive will become fully vested in all of the outstanding and unexercised options listed above, all vested options (both previously vested and those that vest pursuant to the Equity Awards and Plan document) shall be exercisable through their respective expiration dates, and a new listing shall be provided to Executive as of the Separation Date depicting the options outstanding on that date.

(a)    Restricted Stock Unit Grants.

Certificate No.	Plan	Name	Grant Date	Restricted Stock Granted (in dollars)	Grant Price	Restricted Stock Granted (in shares)	Restricted Stock Issued	Restricted Stock Outstanding as of the Effective Date	Vested Restricted Stock	Unvested Restricted Stock as of the Effective Date
R0150	2014	Hughes, Louis	8/15/2016	$693,900	$77.1000	9,000	6,000	3,000	-	3,000
R0156	2014	Hughes, Louis	2/8/2017	$300,020	$62.7000	4,785	2,792	1,993	-	1,993
R0248	2014	Hughes, Louis	2/8/2018	$300,041	$44.9500	6,675	-	6,675	-	6,675

Prior to the Effective Date, Executive is vested in and has been issued those Restricted Stock Units set forth in the column titled “Restricted Stock Issued” of the listing above. So long as Executive remains employed through the Term End Date and otherwise satisfies the terms and conditions hereof and of the relevant Equity Awards and Plan document (as modified by subsection 4(c) of this Agreement), Executive will become fully vested in the remaining unvested shares in accordance with the Equity Awards and the Plan document, and all such shares shall be promptly issued to Executive in accordance with Executive’s previous election, so long as all taxes due from Executive resulting from such issuance of shares are paid in accordance with Executive’s previous election.

(b)    For the avoidance of doubt, the relevant terms and conditions of the Equity Awards and the Plan document shall continue to apply except as expressly modified herein, provided that, Executive’s termination of employment on the Separation Date (other than due to Executive’s voluntary quit or termination by UEI for Cause) shall be deemed to be a termination without Cause under the Equity Awards and Plan.
5.INSURANCE CONTINUATION AFTER SEPARATION.

(a)The benefits received by Executive and Executive’s eligible dependents (if any) under UEI’s medical and dental plans will cease as of the earlier of February 1, 2019 or the Separation Date. Thereafter, pursuant to governing law and independent of this Agreement, Executive will be entitled to elect benefit continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for Executive and any eligible dependents if Executive timely applies for such coverage. Such COBRA coverage will be at Executive’s sole expense and will be subject to the provisions of COBRA and UEI’s medical and dental plans, which may be modified from time to time. Information regarding Executive’s eligibility for COBRA coverage, and the terms and conditions of such coverage, will be provided to Executive in separate correspondence. If Executive elects benefit continuation coverage as set forth in this Section 5(a), until the Separation Date and upon receipt of proof of payment by Executive of the monthly costs to continue such medical and dental benefits, UEI shall, within thirty (30) days of the receipt by UEI of Executive’s proof of payment, reimburse Executive for a portion of Executive’s monthly cost to continue such medical and dental benefits as follows:

1.	Medical – Executive and Family -- $1,479.92; and

2.	Dental – Executive and Family -- $195.25,

with such amounts representing the difference between the premiums paid by Executive prior to February 1, 2019 and the monthly premiums due under COBRA.
(b)Executive acknowledges and agrees that all life insurance previously provided to Executive by UEI shall terminate as of the earlier of the end of business on January 31, 2019, or the last day of the month in which the Separation Date falls, unless Executive elects to port such insurance to himself in accordance with the terms and conditions of the applicable insurance policy(ies). Should Executive seek to port any such insurance policy(ies), Executive understands and agrees that he shall be solely and fully responsible for all premiums and other duties and obligations as required under the terms and conditions of such insurance policy(ies). Upon Executive’s request, UEI will contact Mark Schuster, the contact person at the insurance provider, and request that the provider work directly with Executive to effect a transfer of the life insurance to Executive.

6.HONG KONG EXPENSES.

(a)The Executive and Executive’s family currently live in an apartment which has been provided by UEI (the “Apartment”). Rent and utilities of the Apartment are currently paid by UEI directly to the landlord. The 12 month lease for the Apartment which was begun on August 1, 2018 is in UEI’s name. So long as Executive remains employed through the Term End Date and otherwise satisfies the terms and conditions hereof, and Executive and Executive’s family continue to occupy the Apartment as their primary residence, UEI shall continue to pay the rent and utilities for the Apartment through July 31, 2019, after which, UEI’s obligation to pay such rent and utilities for such Apartment shall cease. Executive acknowledges that UEI has (or will soon) inform the landlord of UEI’s intention to terminate the lease for the Apartment on July 31, 2019.
(b)Executive will need to return to the United States within the six month period following the Effective Date, while Executive is living in Hong Kong. UEI agrees to reimburse Executive within thirty (30) days of receipt of invoices, along with proof of payment by Executive, for the cost of airfare only (up to an amount not to exceed $2,000 for each trip) for no more than three return trips to the USA over this six month period.
(c)UEI agrees to reimburse Executive within thirty (30) days of receipt of invoices, along with proof of payment by Executive, for the cost of outplacement or executive recruiter services up to an amount not to exceed $5,000 to assist the Executive in his effort to find new employment within the restrictions of the covenants in Section 13.
(d)At such time as Executive and Executive family move back to the USA from Hong Kong (but only so long as such move occurs on or before July 31, 2019), UEI agrees to reimburse Executive within thirty (30) days of receipt of invoices, along with proof of payment by Executive, for the cost of airfare only (up to an amount not to exceed $5,000 per person for Executive and Executive’s spouse and $4,000 per person for each of Executive’s children ) for one return trip from Hong Kong to the USA.
(e)At such time as Executive and Executive family move back to the USA from Hong Kong (but only so long as such move occurs on or before July 31, 2019), UEI agrees to reimburse Executive within thirty (30) days of receipt of invoices, along with proof of payment by Executive, for the cost of moving the Executive’s and Executive’s family household and personal goods from Hong Kong to the USA (up to an amount not to exceed $5,000).
(f)All travel will be provided in accordance with UEI’s regular travel policies, provided that, any air travel will be provided at the business-class level, subject to the limitation set forth in the Section 6.
7.EXPENSES. Executive acknowledges and agrees that within ten (10) days following the Separation Date, Executive will submit to UEI all expense reports (if any) with appropriate documentation, in accordance with UEI policies and procedures. UEI will then reimburse Executive for all proper expenses in accordance with such policies and procedures. Executive agrees that once such reimbursements are made, no further expense reimbursement shall be due to Executive.
8.ANNOUNCEMENT OF SEPARATION. UEI agrees that it will use the following announcement both internally and externally when announcing Executive’s departure from UEI and/or Executive’s new role: “Chief Operating Officer Lou Hughes announced that he will be stepping down from his COO role effective January 31, 2019 so that he can explore other opportunities.  Lou has agreed to serve in a part-time capacity as Strategic Advisor to the CEO effective February 1, 2019 to ensure the smooth transition of his COO duties.  We thank Lou for his many contributions to Universal Electronics Inc. and wish him well in his future endeavors.”
9.NO AUTHORITY. Executive acknowledges and agrees that commencing on the Effective Date and continuing through the Separation Date, he shall not create any obligation for UEI, or bind UEI to any contracts or commitments of any kind or nature, without first consulting with and obtaining written approval from UEI’s CEO or Chief Financial Officer (the “CFO”). Furthermore, Executive acknowledges and agrees that on and after the Separation Date, he will not involve himself in any activities of UEI, except as may be requested in writing by UEI’s CEO.
10.DUTY TO COOPERATE. Executive agrees that through and following the Separation Date, Executive shall cooperate fully with UEI and its counsel with respect to any matter (including but not limited to any accounting matter, transitional issue, actual or threatened litigation, internal or external investigation, or governmental proceeding) about which UEI believes Executive may have relevant information. Such cooperation may include appearing from time to time at the offices of UEI or UEI’s counsel or participating in tele- and/or video- conference(s) for conferences and interviews and providing UEI and its counsel with the full benefit of Executive’s knowledge with respect to any such matter. During the Continuation Period and following the Separation Date, UEI shall try to schedule Executive’s cooperation for mutually convenient times that do not unduly interfere with Executive’s other professional and personal pursuits. All information concerning UEI or its businesses learned or received by Executive in connection with such cooperation shall be treated as confidential in the same manner as such information would have been treated during any period of employment and in accordance with the terms and conditions of confidentiality in Section 12 below. UEI agrees that in the event that UEI requires Executive to spend more than three (3) hours (including travel time) providing cooperation in accordance with this Section 10 on any one occasion after the Separation Date, UEI shall pay Executive a fee equal to $150 per hour for any time in excess of the first three (3) hours of such cooperation on such occasion. Such fee, if any, shall be billed to UEI by Executive in ¼ hour increments and shall be paid to Executive within thirty (30) days of UEI’s receipt of an accurate itemized statement, with all necessary and appropriate documentation, from Executive. Executive shall be solely responsible for the payment of all taxes in connection with such payments and shall indemnify UEI and hold it harmless in connection therewith.
11.RETURN OF UEI’S PROPERTY. Upon the Separation Date, or upon the request of the CEO at any other time, Executive agrees to deliver to UEI’s General Counsel all UEI property (including but not limited to all computers, laptops, devices, equipment, smartphones, keys, key cards, credit cards, computer media, and other property) and all Confidential Information (as defined below) within his (or his family members’) possession, custody, or control, and to promptly destroy any copies of any Confidential Information remaining in such possession, custody, or control, including on any computers, laptops, disks, drives, email accounts (including gmail, yahoo, and any other email accounts, systems, or applications), instant messaging accounts (including texts, iChat, WhatsApp, WeChat, WeeChat, Line, and any other messaging accounts, systems, or applications), storage clouds, computing clouds, paper files, and any and all other repositories or locations in which such information may be stored. Executive agrees that from and after the Effective Date, he will not remove or copy or cause to be removed from the premises of UEI or copied any Confidential Information. Notwithstanding the foregoing, Executive shall be allowed to retain the UEI laptop and mobile phone in his possession, following their inspection by UEI’s IT department to ensure that all Confidential Information and all other materials, data, links, software or other items concerning or relating to UEI have been removed from the devices.
12.CONFIDENTIAL INFORMATION. Executive recognizes that he has a duty and obligation to UEI to continue to protect UEI’s confidential and proprietary information and any trade secrets belonging to UEI and that such duty and obligation will survive through and following the Separation Date. For purposes of this Agreement, “Confidential Information” includes all trade secrets, proprietary information, confidential information, and commercially sensitive information, including but not limited to all information pertaining to sales (including backlogs); costs; pricing; business plans; strategies; the identity of UEI’s customers, suppliers, vendors, and consultants; contact information regarding UEI’s customers, suppliers, vendors, and consultants; lists regarding customer, suppliers, vendors, and consultants; and information regarding product development, marketing, strategies, financials, accounts receivable, customer credit, research and development, distribution, technology, product design, packaging, business forecasts, plans, budgets, manufacturing and assembly processes, know-how, budgeting, forecasting, and litigation matters and strategy. Executive therefore agrees that:
(a)Any and all Confidential Information is the sole and exclusive property of UEI; and
(b)Executive shall not use, disclose, divulge or convey any Confidential Information to any person or entity outside UEI without the prior written permission of UEI’s CEO.

13.	RESTRICTIVE COVENANTS.

(a)From the Effective Date through the 12 month period following the Separation Date, Executive shall not, without the prior written consent of UEI’s CEO, directly or indirectly, join, become employed or retained by, own any interest in, or render any services (whether as an employee, officer, director, partner, member, consultant, advisor, volunteer, or otherwise) to any person or entity that competes with (or actively plans to compete with) UEI’s products/markets as they exist on the Separation Date in the design, development and/or manufacture of sensor, control, and connectivity products and/or technology used in the audio-video, security, subscription broadcasting, and/or OEM products/markets, whether or not in exchange for compensation, and regardless of the form in which any compensation is paid. For the avoidance of doubt, Executive may become employed or retained by any of the companies listed on Exhibit 2 without violating the restrictive covenants contained in this subsection 13(a) but only so long as at or before the time Executive becomes employed or retained, such company was not actively planning to create and sell products that would be competitive with UEI (the “Permitted Companies”).

(b)From the Effective Date through the 12 month period following the Separation Date, Executive shall not, directly or indirectly, (i) solicit, induce or encourage any employee, customer, consultant,

or other person or entity to leave, resign from, or cease doing business with UEI, (ii) interfere in any way with UEI’s relationships with any of its employees, customers, consultants, or vendors, (iii) solicit, recruit, or hire any employee of UEI, or (iv) aid, abet, direct, assist, or encourage any other person or entity to do any of the foregoing.
14.INTERPRETATION; GOVERNING LAW. This Agreement (including its Exhibit 1) (a) shall be fairly interpreted in accordance with its terms and without any construction in favor of or against either party, regardless of which party drafted this Agreement (including its Exhibit 1) or any particular provision hereof, (b) shall be governed by and construed in accordance with the laws of the State of Arizona, excluding any choice of law principles, (c) contains the parties’ entire agreement, arrangement, and understanding regarding its subject matter, and supersedes any prior or contemporaneous agreements, arrangements, or understandings, whether written or oral, including under any employment or other agreement; provided that nothing in this Agreement (including its Exhibit 1) shall supersede the terms of the Employee Proprietary Information Agreement dated on or about October 11, 2004; the Confidentiality & Invention Ownership Agreement dated on or about November 8, 2004; the Equity Awards listed in Section 4 hereof; or the Plan (collectively, the “Surviving Agreements”), all of which will remain in full force and effect in accordance with their terms, and (d) may not be modified, amended, discharged, or terminated, nor may any of its provisions be varied or waived, except by a further written agreement signed by Executive, on the one hand, and the CEO, on the other hand. Executive further acknowledges and agrees that he is not entitled to receive, and will not claim, any right, benefit, compensation, or relief other than what is expressly set forth in this Agreement.
15.SEVERABILITY. If any provision of this Agreement (including its Exhibit 1) is determined to be unenforceable as a matter of governing law, a court of appropriate jurisdiction shall have the authority to “blue pencil” or otherwise modify such provision so as to render it enforceable while maintaining the parties’ original intent (as reflected herein) to the maximum extent possible. Each provision of this Agreement (including its Exhibit 1) is severable from the other provisions hereof, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. Should a reviewing court eliminate or reduce any of Executive’s post-employment obligations as set forth herein, such court shall also consider a commensurate reduction in the compensation provided to Executive hereunder and/or the reimbursement to UEI of the Severance Payment hereunder.
16.SUBPOENA/PROCESS. Executive agrees that except as provided in Section 19 below, in the event he receives a subpoena, document request, information request, interrogatory, or any other legal process that will or may require him to disclose any Confidential Information, he will immediately notify UEI’s General Counsel of such fact, in writing (both by email and by FedEx or UPS overnight delivery), and provide a copy of such subpoena, document request, information request, interrogatory, or other legal process.
17.BREACH. Executive acknowledges that the covenants and agreements that he has made in this Agreement (including its Exhibit 1) are reasonable and are required for the reasonable protection of UEI’s business and its goodwill. Executive agrees that the breach of any covenant or agreement contained herein will result in irreparable injury to UEI, and that in addition to all other remedies provided by law or in equity with respect to a breach, UEI will be entitled to (a) withhold any payments or compensation otherwise due to Executive while Executive is in breach, (b) enforce the specific performance of Executive’s obligations hereunder, and (c) enjoin Executive from engaging in any activity in violation hereof, all without posting a bond or any other security, and that no claim by Executive against UEI will constitute a defense or bar to the specific enforcement of Executive’s obligations. Executive agrees that UEI shall be entitled to recover all costs of successfully enforcing any provision of this Agreement (including its Exhibit 1), including its reasonable attorneys’ fees and costs, along with interest.
18.RELEASE, DISCHARGE, WAIVER AND COVENANT NOT TO SUE.

(a)In exchange for the consideration provided under this Agreement, which Executive acknowledges is fair and sufficient, Executive, on behalf of himself and all of his beneficiaries, heirs, executors, administrators, successors, and assigns (collectively, the “Releasors”), hereby releases, waives, and discharges any and all claims, liabilities, causes of action, demands, suits, rights, costs, expenses, or damages of any kind or nature (collectively, “Claims”) that Executive or any of the other Releasors ever had, have, or might have against UEI or any of its past, present, or future parents, subsidiaries, joint ventures, divisions, or affiliates (collectively, with UEI, the “UEI Entities”), or any of the UEI Entities’ past, present, or future officers, directors, employees, representatives, insurers, attorneys, or agents (collectively, with UEI Entities, the “UEI Parties”), arising at any time prior to and including the date on which Executive executes this Agreement, whether such Claims are known to Executive or unknown to Executive, and whether such Claims are accrued or contingent, including, but not limited to, any and all (a) Claims arising out of, or that might be considered to arise out of or to be connected in any way with, Executive’s employment or other relationship with any of the UEI Parties, or the termination of Executive’s relationship with any of the UEI Parties; (b) Claims under any contract, agreement, or understanding that Executive may have with any of the UEI Parties, whether written or oral (including, but not limited to, any employment agreement), except as explicitly provided below; (c) Claims arising under any federal, state, local, or foreign law, regulation, rule, or ordinance, tort, implied contract, public policy, quasi-contractual theory, or any other obligation, including, without limitation (i) Claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Vietnam Era Veterans Readjustment Act of 1974, the Immigration Reform and Control Act of 1974, the Labor Management Relations Act, the National Labor Relations Act, the Occupational Safety and Health Act, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Arizona WARN Act, the Sarbanes-Oxley Act of 2002, including all Claims under 18 U.S.C. §§ 1513(e) and 1514A, the Dodd-Frank Act, the Internal Revenue Code of 1986, the the Arizona Wage Act, A.R.S. §§ 23-350 to 23-362, the Arizona Employment Protection Act, A.R.S. §§ 23-1501 to 23-1502, the Arizona Civil Rights Act, A.R.S. § 41-1463, the Arizona criminal code, A.R.S. §§ 13-101 to 13-5002, the Arizona Equal Pay Act, A.R.S. §§ 23-340 to 23-341, the Arizona Occupational Safety and Health Act, A.R.S. §§ 23-401 to 23-433, the Arizona Right to Work Act, A.R.S. §§ 23-1301 to 23-1307, the Arizona Drug Testing of Employees Act, A.R.S. §§ 23-493 to 23-493.12, and the Arizona Medical Marijuana Act, A.R.S. §§ 36-2801 to 36-2819, as all such laws may be amended from time to time, or any other federal, state, local, or foreign labor law, wage and hour law, employee relations or fair employment practices law, or public policy, (ii) Claims arising in tort, including, but not limited to, claims for misrepresentation, defamation, libel, slander, invasion of privacy, conversion, replevin, false light, tortious interference with contract or economic advantage, negligence, fraud, fraudulent inducement, quantum meruit, promissory estoppel, prima facie tort, restitution, or the like; and (iii) Claims for compensation, wages, commissions, equity, profits, awards, performance compensation, bonuses, royalties, restricted stock, stock options, deferred compensation, other monetary or equitable relief, vacation, personal or sick time, other fringe benefits, attorneys’ fees or costs, or any tangible or intangible property of Executive’s that remains with any of the UEI Parties; and (d) Claims arising under any other legal or equitable theory whatsoever. Executive specifically intends the release of claims set forth herein to be the broadest possible release permitted under law. For the avoidance of doubt, each of the UEI Parties shall be a third-party beneficiary of this Agreement and shall be entitled to enforce this Agreement in accordance with its terms. Executive agrees that this Agreement shall be a full defense to any lawsuit or arbitration that is or may be initiated, prosecuted, or maintained by or on behalf of Executive or any of the other Releasors.
(b)Notwithstanding the foregoing, nothing in this Agreement shall be deemed to waive (i) Executive’s right to seek enforcement of the terms of this Agreement, (ii) Executive’s right to file a charge with, or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”) or any other federal, state, or local government body or agency charged with enforcing employment discrimination laws (though Executive cannot recover any monetary relief from any claim brought before the EEOC or in any court), (iii) any Claims that cannot be waived as a matter of law, (iv) any rights to indemnification Executive otherwise may have (if any) under any applicable contract, law, or insurance policy (v) any rights Executive may have to vested benefits under UEI’s 401k plan (as reflected on the books and records of such plan) and with respect to the Equity Awards (as provided herein), (vi) any rights to continued benefits in accordance with the COBRA, and (vii) any rights to unemployment insurance.
(c)Executive represents and warrants that he has not filed or caused to be filed any lawsuit or arbitration against any UEI Party through date of this Agreement. Except as otherwise provided in Section 18(b), above, Executive further agrees, to the fullest extent permitted by law, that Executive will not directly or indirectly commence, file, or in any way pursue, or cause or assist any other person or entity to commence, file, or pursue, any lawsuit or arbitration against any UEI Party with respect to any Claim in the future. Executive represents and warrants that Executive has not assigned or conveyed to any other person or entity any of Executive’s rights vis-à-vis the UEI Parties, including, but not limited to, any part of or interest in any of the Claims Executive otherwise is releasing in this Agreement or in any of the consideration provided to Executive hereunder.
19.KNOWING AND VOLUNTARY. Executive acknowledges and recites that:

(a)In accordance with the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA), 29 U.S.C. § 621 et seq., Executive understands that he will have twenty-one (21) days from the date Executive receives this Agreement to consider its terms, execute it, and return it to UEI (c/o Richard A. Firehammer, Jr., Sr. Vice President and General Counsel, Universal Electronics Inc., 1 South Main Street, Suite 7, Chagrin Falls, Ohio 44022, (tel.) 440.785.5480, rfirehammer@uei.com). To the extent that Executive executes this Agreement prior to the end of this twenty-one (21) day period, Executive hereby knowingly and voluntarily waives the remainder of this twenty-one (21) day period. If Executive fails to execute and return this Agreement to UEI within this twenty-one (21) day period, then this Agreement (including but not limited to the consideration provided to Executive hereunder) will be null and void and of no force or effect.
(b)Executive acknowledges that if he timely executes this Agreement, he shall have seven (7) days from the date he executes this Agreement to revoke this Agreement by providing written notice of such revocation by email or overnight courier (via FedEx or UPS) to Richard A. Firehammer, Jr., Sr. Vice President and General Counsel, Universal Electronics Inc., 1 South Main Street, Suite 7, Chagrin Falls, Ohio 44022, (tel.) 440.785.5480, rfirehammer@uei.com. If Executive revokes this Agreement within seven (7) days from the date Executive executes this Agreement as provided herein, then this Agreement will be null and void and of no force or effect. If Executive does not revoke this Agreement within seven (7) days from the date Executive timely executes this Agreement as provided herein, then this Agreement will become fully binding, effective, irrevocable, and enforceable on the eighth (8th) calendar day after Executive executes it.
(c)Once this Agreement becomes effective, it will remain effective, irrevocable, and in full force and effect regardless of whether Executive executes the Post-Employment Release attached as Exhibit 1 after the Separation Date (or, if Executive does execute the Post-Employment Release, regardless of whether Executive timely revokes such Post-Employment Release in accordance with its terms); provided that if Executive fails to timely execute such Post-Employment Release, or if Executive timely revokes the Post-Employment Release after signing it, then Executive will not receive the Severance Payment set forth in Section 1(d) of this Agreement.
(d)Executive hereby acknowledges that he (a) has carefully read this Agreement and understands all of the terms and conditions of this Agreement; (b) is competent to manage his own personal and business affairs; (c) fully understands the legal and binding effect of this Agreement; (d) understands that he is giving up any and all legal Claims Executive otherwise could assert against any UEI and/or any of the UEI Entities, including but not limited to any and all Claims under the ADEA and all other laws regarding age discrimination, whether those Claims are presently known or hereafter discovered; (e) has been advised to consult with an attorney of Executive’s own choosing in connection with his review and execution of this Agreement; and (f) has chosen to enter into this Agreement without coercion, and based upon Executive’s own judgment and free will.
20.NON-DISCLOSURE. Except as otherwise provided herein, Executive certifies that he has not discussed, disclosed, or released, and that he will not discuss, disclose or release, any information relating to this Agreement to any person other than his attorney, accountant, financial advisor, or spouse, and agrees that each of the foregoing persons will maintain the confidentiality of such information. Notwithstanding the foregoing, in accordance with the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), and other applicable law, nothing in this Agreement or any other agreement or policy shall prevent Executive from, or expose Executive to criminal or civil liability under federal or state trade secret law for, (i) directly or indirectly sharing any trade secrets or other Confidential Information (except information protected by any UEI Party’s attorney-client or work product privilege) with an attorney or with any federal, state, or local government agencies, regulators, or officials (including the EEOC or the Securities and Exchange Commission (“SEC”)), for the purpose of investigating, complaining about, or reporting a suspected violation of law, whether in response to a subpoena or otherwise, without notice to UEI, or (ii) disclosing trade secrets in a complaint or other document filed in connection with a legal claim, provided that the filing is made under seal.
21.NOTICE. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given to any party upon delivery to the address of such party specified below if delivered in by overnight courier (via FedEx or UPS):

If to Executive:
Louis S. Hughes
109 Repulse BAY Road
De Ricou Tower Unit 503
Repulse Bay Hong Kong CHINA SAR

If to UEI:
Universal Electronics Inc.
Attn: Legal Department
15147 N. Scottsdale Road, Suite H300
Scottsdale, Arizona 85254-2494

or to such address(es) as either party may designate by written notice in the aforesaid manner.

22.GOVERNING LAW. This Agreement (including its Exhibit 1) shall be construed and enforced under the laws of the State of Arizona without regard to its conflict of laws principles.
23.COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one in the same agreement.

24. 409A. It is also the intention of this parties to this Agreement that all income tax liability on payments made pursuant to this Agreement or any Equity Award be deferred until Executive actually receives such payment to the extent Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), applies to such payments, and this Agreement shall be interpreted in a manner consistent with this intent. Therefore, if any provision of this Agreement or any Equity Award is found not to be in compliance with any applicable requirements of Code Section 409A, that provision will be deemed amended and will be construed and administered, insofar as possible, so that this Agreement and any Equity Award, to the extent permitted by law and deemed advisable by UEI, do not trigger taxes and other penalties under Code Section 409A; provided, however, that Executive will not be required to forfeit any payment otherwise due without his written consent. Any amount remaining due to Executive shall be paid to Executive at the time otherwise specified in this Agreement. Solely for purposes of determining the time and form of payments due under this Agreement or otherwise in connection with his termination of employment with UEI and that are subject to Code 409A, Executive shall be deemed to have incurred a termination of employment only unless and until he shall incur a “separation from service” within the meaning of Code Section 409A. It is intended that each payment or installment of a payment and each benefit provided under this Agreement shall be treated as a separate “payment” for purposes of Code Section 409A. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Code Section 409A to the extent that such reimbursements or in-kind benefits are subject to Code Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit. Nothing in this section increases UEI’s obligations to Executive under this Agreement or any Equity Award. Executive remains solely liable for any taxes on the payments made hereunder or under any Equity Award. The preceding provisions shall not be construed as a guarantee by UEI of any particular tax effect for payments made pursuant to this Agreement or any Equity Award.

IN WITNESS WHEREOF, the parties have executed this Agreement.

UNIVERSAL ELECTRONICS INC.

By: /s/ Paul D. Arling
Paul D. Arling
Its: Chief Executive Officer

January 18, 2019
Date

/s/ Louis S. Hughes
Louis S. Hughes – Signature

January 18, 2019
Date

Exhibit 1
Post-Employment Release

TO BE EXECUTED AFTER THE SEPARATION DATE

In exchange for the consideration provided to Louis S. Hughes (“Executive”) under the Transition and Separation Agreement and General Release between Executive and Universal Electronics Inc., a Delaware Corporation, dated January 18, 2019 (the “Separation Agreement”), to which this Post-Employment Release is an Exhibit, Executive hereby agrees as follows. All capitalized terms utilized but not defined herein shall have the same meanings ascribed to them in the Separation Agreement:

1.    In exchange for the consideration provided under this Post-Employment Release, which Executive acknowledges is fair and sufficient, Executive, on behalf of himself and all of his beneficiaries, heirs, executors, administrators, successors, and assigns (collectively, the “Releasors”), hereby releases, waives, and discharges any and all claims, liabilities, causes of action, demands, suits, rights, costs, expenses, or damages of any kind or nature (collectively, “Claims”) that Executive or any of the other Releasors ever had, have, or might have against UEI or any of its past, present, or future parents, subsidiaries, joint ventures, divisions, or affiliates (collectively, with UEI, the “UEI Entities”), or any of the UEI Entities’ past, present, or future officers, directors, employees, representatives, insurers, attorneys, or agents (collectively, with UEI Entities, the “UEI Parties”), arising at any time prior to and including the date on which Executive executes this Post-Employment Release, whether such Claims are known to Executive or unknown to Executive, and whether such Claims are accrued or contingent, including, but not limited to, any and all (a) Claims arising out of, or that might be considered to arise out of or to be connected in any way with, Executive’s employment or other relationship with any of the UEI Parties, or the termination of Executive’s relationship with any of the UEI Parties; (b) Claims under any contract, agreement, or understanding that Executive may have with any of the UEI Parties, whether written or oral (including, but not limited to, any employment agreement), except as explicitly provided below; (c) Claims arising under any federal, state, local, or foreign law, regulation, rule, or ordinance, tort, implied contract, public policy, quasi-contractual theory, or any other obligation, including, without limitation (i) Claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Vietnam Era Veterans Readjustment Act of 1974, the Immigration Reform and Control Act of 1974, the Labor Management Relations Act, the National Labor Relations Act, the Occupational Safety and Health Act, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Arizona WARN Act, the Sarbanes-Oxley Act of 2002, including all Claims under 18 U.S.C. §§ 1513(e) and 1514A, the Dodd-Frank Act, the Internal Revenue Code of 1986, the Arizona Wage Act, A.R.S. §§ 23-350 to 23-362, the Arizona Employment Protection Act, A.R.S. §§ 23-1501 to 23-1502, the Arizona Civil Rights Act, A.R.S. § 41-1463, the Arizona criminal code, A.R.S. §§ 13-101 to 13-5002, the Arizona Equal Pay Act, A.R.S. §§ 23-340 to 23-341, the Arizona Occupational Safety and Health Act, A.R.S. §§ 23-401 to 23-433, the Arizona Right to Work Act, A.R.S. §§ 23-1301 to 23-1307, the Arizona Drug Testing of Employees Act, A.R.S. §§ 23-493 to 23-493.12, and the Arizona Medical Marijuana Act, A.R.S. §§ 36-2801 to 36-2819, as all such laws have been amended from time to time, or any other federal, state, local, or foreign labor law, wage and hour law, employee relations or fair employment practices law, or public policy, (ii) Claims arising in tort, including, but not limited to, claims for misrepresentation, defamation, libel, slander, invasion of privacy, conversion, replevin, false light, tortious interference with contract or economic advantage, negligence, fraud, fraudulent inducement, quantum meruit, promissory estoppel, prima facie tort, restitution, or the like; and (iii) Claims for compensation, wages, commissions, equity, profits, awards, performance compensation, bonuses, royalties, restricted stock, stock options, deferred compensation, other monetary or equitable relief, vacation, personal or sick time, other fringe benefits, attorneys’ fees or costs, or any tangible or intangible property of Executive’s that remains with any of the UEI Parties; and (d) Claims arising under any other legal or equitable theory whatsoever. Executive specifically intends the release of claims set forth herein to be the broadest possible release permitted under law. For the avoidance of doubt, each of the UEI Parties shall be a third-party beneficiary of this Post-Employment Release and shall be entitled to enforce this Post-Employment Release in accordance with its terms. Executive agrees that this Post-Employment Release shall be a full defense to any lawsuit or arbitration that is or may be initiated, prosecuted, or maintained by or on behalf of Executive or any of the other Releasors.
2.    Notwithstanding the foregoing, nothing in this Post-Employment Release shall be deemed to waive (i) Executive’s right to seek enforcement of the terms of this Post-Employment Release, (ii) Executive’s right to file a charge with, or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”) or any other federal, state, or local government body or agency charged with enforcing employment discrimination laws (though Executive cannot recover any monetary relief from any claim brought before the EEOC or in any court), (iii) any Claims that cannot be waived as a matter of law, (iv) any rights to indemnification Executive otherwise may have (if any) under any applicable contract, law, or insurance policy, (v) any rights Executive may have to vested benefits under UEI’s 401k plan (as reflected on the books and records of such plan) and with respect to the Equity Awards (as provided herein), (vi) any rights to continued benefits in accordance with the COBRA, and (vii) any rights to unemployment insurance.
3.    Executive represents and warrants that he has not filed or caused to be filed any lawsuit or arbitration against any UEI Party through date of this Post-Employment Release. Except as otherwise provided in Section 2, above, Executive further agrees, to the fullest extent permitted by law, that Executive will not directly or indirectly commence, file, or in any way pursue, or cause or assist any other person or entity to commence, file, or pursue, any lawsuit or arbitration against any UEI Party with respect to any Claim in the future. Executive represents and warrants that Executive has not assigned or conveyed to any other person or entity any of Executive’s rights vis-à-vis the UEI Parties, including, but not limited to, any part of or interest in any of the Claims Executive otherwise is releasing under this Post Employment Release or any of the consideration provided under the Separation Agreement.

4.    Knowing and Voluntary Waiver. Executive acknowledges and recites that:
(a)In accordance with the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA), 29 U.S.C. § 621 et seq., Executive understands that he will have twenty-one (21) days from the Separation Date to consider the terms of this Post-Employment Release, execute it, and return it to UEI (c/o Richard A. Firehammer, Jr., Sr. Vice President and General Counsel, Universal Electronics Inc., 1 South Main Street, Suite 7, Chagrin Falls, Ohio 44022, (tel.) 440.785.5480, rfirehammer@uei.com). To the extent that Executive executes this Post-Employment Release prior to the end of this twenty-one (21) day period, Executive hereby knowingly and voluntarily waives the remainder of this twenty-one (21) day period. If Executive fails to execute and return this Post-Employment Release to UEI within this twenty-one (21) day period, then (i) this Post-Employment Release will be null and void, (ii) Section 1(d) of the Separation Agreement will be null and void and Executive will not receive the Severance Payment referenced therein, and (iii) the remainder of the Separation Agreement will remain in full force and effect.
(b)Executive acknowledges that if he timely executes this Post-Employment Release, he shall have seven (7) days from the date he executes this Post-Employment Release to revoke this Post-Employment Release by providing written notice of such revocation by email or overnight courier (via FedEx or UPS) to Richard A. Firehammer, Jr., Sr. Vice President and General Counsel, Universal Electronics Inc., 1 South Main Street, Suite 7, Chagrin Falls, Ohio 44022, (tel.) 440.785.5480, rfirehammer@uei.com. If Executive revokes this Post-Employment Release within seven (7) days from the date Executive executes this Post-Employment Release as provided herein, then then (i) this Post-Employment Release will be null and void, (ii) Section 1(d) of the Separation Agreement will be null and void and Executive will not receive the Severance Payment referenced therein, and (iii) the remainder of the Separation Agreement will remain in full force and effect. If Executive does not revoke this Post-Employment Release within seven (7) days from the date Executive timely executes this Post-Employment Release as provided herein, then this Post-Employment Release will become fully binding, effective, irrevocable, and enforceable on the eighth (8th) calendar day after Executive executes it (the “Post-Employment Release Effective Date”).

(c)Executive hereby acknowledges that he (i) has carefully read this Post-Employment Release and understands all of the terms and conditions of this Post-Employment Release; (ii) is competent to manage his own personal and business affairs; (iii) fully understands the legal and binding effect of this Post-Employment Release; (iv) understands that he is giving up any and all legal Claims Executive otherwise could assert against UEI and/or any of the UEI Entities, including but not limited to any and all Claims under the ADEA and all other laws regarding age discrimination, whether those Claims are presently known or hereafter discovered; (v) has been advised to consult with an attorney of Executive’s own choosing in connection with his review and execution of this Post-Employment Release; and (vi) has chosen to enter into this Post-Employment Release without coercion, and based upon Executive’s own judgment and free will.

5.    This Post-Employment Release is part of the Separation Agreement and following the Post-Employment Release Effective Date, may be enforced in accordance with the terms of the Separation Agreement. Employee acknowledges and agrees that the Separation Agreement and the Surviving Agreements remain in full force and effect and, together with this Post-Employment Release, form the entire agreement between the parties.
IN WITNESS WHEREOF, Executive has duly executed this Post-Employment Release.

Louis S. Hughes – Signature

Date

Exhibit 2
List of Permitted Companies

SkyDrop, LLC (Smart Water Metering and Measurement and Monitoring)

Ember Technologies, Inc. (Temperature Controlled Mugs);

Heatworks Technologies (Water Heating Technology);

Companies, including divisions within such companies, engaged primarily in the LED Lighting industry, such as GE and its GE Lighting division, but excluding, however, Royal Philips and any of Royal Philips’ subsidiary or affiliate companies and any of its or their divisions;

And such other companies that may be added from time to time upon the written approval from UEI.